Exhibit 10.2

SOFTWARE DISTRIBUTION LICENSE AGREEMENT

This Software Distribution License Agreement (this “Agreement”) is made this 26th day of September, 2007 (the “Effective Date”) by and between Progressive Gaming International Corporation, a Nevada corporation, with a primary business address of 920 Pilot Road, Las Vegas, Nevada 89119, and its Affiliates (jointly and severally “PGIC” or “Licensor”), on the one hand, and Shuffle Master, Inc., a Minnesota corporation, with a primary business address 1106 Palms Airport Drive, Las Vegas, Nevada 89119, and its Affiliates (jointly and severally “SMI” or “Licensee”), on the other hand, for the purpose of granting Licensee a limited license to use and distribute the Licensed Software.

WHEREAS, PGIC and SMI are parties (collectively the “Parties” and individually a “Party”) to that certain Purchase Agreement dated the same day hereof (as amended, restated, modified or supplemented from time to time, the “Purchase Agreement”), pursuant to which PGIC agreed to sell certain assets relating to the Table Games Division (“TGD”) (such sold assets shall be referred to herein as the “PGIC Transferred Products” as defined below) to SMI and an Amended and Restated License Agreement (the “Progressive License”), pursuant to which PGIC agreed to license certain patents related to the TGD to SMI;

WHEREAS, under the terms of the Purchase Agreement, it is contemplated that PGIC and SMI execute this Agreement, and deliver an executed version to the other concurrently with the execution of the Purchase Agreement; and

WHEREAS, this Agreement states the entire agreement by which SMI obtains from PGIC a license to use and distribute the Licensed Software and PGIC Non-CJS System.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.	DEFINITIONS. Any capitalized terms not expressly otherwise defined in this Agreement shall have the same meaning as set forth in the Purchase Agreement. As used in this Agreement:

“Affiliate” of any particular Party means any current or future Person controlling, controlled by or under common control with such Party. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 50% or more of the voting capital stock, assets or other ownership interests, directly or indirectly, of any other Person.

“Casinolink®” means PGIC’s central server system which may be configured with different modules to, among other things, do the following on slot machines and/or Table Games: control progressives and perform player tracking, accounting and/or reporting.

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“Change of Control” means, with respect to a party, the occurrence of any of the following events: (a) any consolidation or merger of such party with or into any other entity in which the holders of such party’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer or assignment of securities of such party representing a majority of the voting power of all of such party’s outstanding voting securities to an acquiring party or group; or (c) the sale of all or substantially all of such party’s assets. Notwithstanding the foregoing, any financing of a party by one or more venture capital firms, lenders or similar institutions will not be considered a “Change of Control” of such party.

“CJS” means PGIC’s Casinolink® Jackpot System and/or Casinolink® Jackpot module of Casinolink® for Table Games, and as developed in the future by PGIC. CJS is software on a central server which utilizes Casinolink®. CJS includes the device known as the watchman which connects CJS to the Aquarius Controller. Some of the computer code for CJS may be presently installed in some of the PGIC Transferred Products.

“Cross Over Code” means Licensor’s computer code that is both a part of the Licensed Software and a part of the PGIC Transferred Products. For the avoidance of doubt, Licensor is transferring ownership to Licensee of certain Intellectual Property Rights pursuant to the terms provided in the Purchase Agreement, some of which is contained in the Licensed Software. To the extent there is any such cross over, Licensor shall receive the non-exclusive license rights to such Cross Over Code from Licensee as provided in Section 2.6. Examples of such Cross Over Code contained within the Licensed Software include, but are not limited to, part of the code on: the item commonly referred to as the “Aquarius Controller,” the item commonly referred to as the “Game Manager,” and the items commonly referred to as the “Dealer Key Pad.”

“Customizations” means the modifications to the PGIC Non-CJS Systems developed by either party for SMI or modifications to the PGIC CJS Systems developed by PGIC pursuant to this Agreement, and all subsequent Updates to such modifications and all systems, programming and user documentation related to any of the foregoing.

“Design” means as to Table Hardware the documentation which refers to any of the following: physical dimensions, circuit board layout, materials used, electronic components, and bill of materials.

“Excluded Table Games” means one or more of the following: (i) any Purchased Table Games (as defined in the Purchase Agreement), (ii) any SMI Game Play (including, without limitation, any versions, updates, improvements or additional orders of such SMI Game Play) as of the Effective Date in existence, on order and/or in inventory, unless a PGIC System is later incorporated into such SMI Game Play, in which case, PGIC shall earn the royalty for use of the PGIC System as provided in Section 5.2(h); and (iii) SMI Game Play using a third party Progressive System not using the Licensed Software (as otherwise permitted in this Agreement).

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“End User” means any customer that is a legal casino gaming venue or other lawful gaming establishment to whom either party or its authorized agents lease, distribute or place the Licensee Products and/or PGIC Systems, as applicable.

“Escrow Agreement” means the Three Party Escrow Service Agreement attached hereto as Exhibit E.

“Executable Code” means the fully compiled version of a software program that can be executed by a computer and used by an end user without further compilation.

“Field of Use” means Game Play for Table Games.

“GAAP Recurring Revenue” means, for any applicable period and in accordance with GAAP, (a) the difference between amounts earned by either Party on a Table Game before the PGIC System is added, as compared to the revenue earned by such Party on such Table Game after the addition of such PGIC System, and which is demonstrably and directly attributable to such PGIC System (“Incremental Recurring Revenue”), less (b) System Costs. Attached hereto as Exhibit “D” are examples of Incremental Recurring Revenue. Any service or maintenance fees attributable to an End User by either Party after the installation of a PGIC System or Game Manager onto Table Games are not a part of GAAP Recurring Revenue and no royalties shall be paid from one Party to the other for such amounts received from End Users. Such service and maintenance fees shall be the actual labor and materials cost to the contracting Party.

“Game Manager” means the Licensor product commonly referred to in the marketplace as Game Manager that will be acquired by SMI under the Purchase Agreement, and which constitutes a part of the PGIC Transferred Products. Game Manager is licensed back to PGIC pursuant to the terms of this Agreement as well as the Cross Over Code, all subject to the rights granted to PGIC under section 2.6 and section 2.7.

“Game Play” means any pay tables and methods of play for any Table Game; provided that Game Play shall not include any pay tables or methods of play that are in the public domain or on any Table Games that otherwise may be used freely without infringing Intellectual Property Rights (collectively, “Public Domain Games”), including, blackjack, craps, pai gow, roulette, baccarat, sic bo, and poker. Game Play shall, however, include such Public Domain Games if a pay table or additional wager is added to such Public Domain Games, without which a table game supplier (e.g. SMI) would not otherwise receive royalty amounts from End Users.

“Infringe IP” means copyright infringement, patent infringement (contributory, direct, inducement or otherwise), trademark infringement, breach of contract related to ownership and/or licensing of the Licensed Software and/or misappropriation of trade secrets.

“Improvements” means all improvements, advances, developments, modifications, enhancements, variations, revisions, adaptations or extensions of or to any of the Licensed Software, whether patentable or not, hereafter created or acquired during the Term by either party.

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“Intellectual Property Rights” means all present and future worldwide copyrights (registered and unregistered), trademarks (registered and unregistered), trade secrets, patents, patent applications, moral rights, trade dress, contract rights, and other proprietary rights.

“Lab Ready” means that in PGIC’s reasonable discretion, a piece of software or hardware has been sufficiently tested and/or sufficiently completed to be ready for submission to the Technology Division of the Nevada State Gaming Control Board and Gaming Laboratories International.

“Licensee Products” means the Table Games and/or Table Hardware manufactured by (or on behalf of) Licensee or its suppliers with which the Licensed Software and/or PGIC Systems may be integrated/bundled and distributed. Licensee Products shall include Table Games incorporating SMI Game Play used within the Field of Use. Nothing contained herein grants or licenses to PGIC any rights to Licensee Products.

“Licensed Software” means the software program or programs that are embodied in and used with the PGIC CJS Systems, and any modified, updated, or enhanced versions of such programs.

“Licensor Marks” means the trademarks and trade names of Licensor used to describe the goods or services that relate to a PGIC CJS System and/or PGIC Non-CJS System except for the following: (a) Game Manager; or (b) Aquarius Controller.

“Non-SMI Game Play” means any Table Game (whether Game Play or Public Domain Game) that is, in the present or the future, neither owned, patented, trade dressed, copyrighted (registered or unregistered), trademarked (registered or unregistered), leased, sold, distributed or licensed, in the present or in the future by SMI.

“Parts” means any of the following components of a Progressive System: the electronic components, hardware, integrated circuits, circuit boards, microchips, sensors, cables, harnesses and light emitting diodes.

“Person” means the same as in the Purchase Agreement.

“PGIC CJS Systems” means any current or future Progressive Systems owned by PGIC for use within the Field of Use that are licensed, and/or leased for use by End Users by PGIC (or SMI pursuant to this Agreement), that incorporate and/or make use of the Licensed Software, CasinoLink and/or CJS; and which may also incorporate and/or make use of Table Hardware (pursuant to the license grant in section 2.10) and/or Cross Over Code, subject to the rights granted to PGIC in Section 2.6.

“PGIC Non-CJS Systems” means any current or future Progressive Systems owned by PGIC for use within the Field of Use that are licensed and/or leased for use by End Users by PGIC (or SMI pursuant to this Agreement), which may also incorporate or make use of: (1) Only pursuant to the license grant to PGIC in Section 2.7 and 2.10, Game Manager, Table Hardware; and/or (2) The Cross Over Code, subject to the rights granted to PGIC in Section 2.6.

“PGIC Systems” means the PGIC CJS Systems and the PGIC Non-CJS Systems.

“PGIC Transferred Products” means all assets acquired by and/or transferred to SMI pursuant to the Purchase Agreement and as further defined in the appropriate schedule to the Purchase Agreement, and all PGIC assets licensed by SMI pursuant to the Progressive License and as further defined in the appropriate schedule to the Progressive License Patents.

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“Progressive Systems” means the computer system and/or hardware used to control and/or network progressive Table Games, which includes but is not limited to the following functionality: the calculating of current progressive amounts and/or the receipt of wager amounts or information from progressive Table Games in any form including without limitation coin, chips and cards; provided, however, that the term “Progressive Systems” does not include any elements that embody Game Play methods or pay tables in such a computer system, or Table Hardware. PGIC Systems are an example of Progressive Systems.

“Public Domain Games” has the meaning ascribed in the definition of Game Play.

“SMI Game Play” means Game Play that was or is, in the past, present or the future, either owned, patented, trade dressed, copyrighted (registered or unregistered), trademarked (registered or unregistered), leased, sold, distributed, licensed or otherwise placed, in the past, present or in the future by SMI, or for which SMI has at least exclusive commercialization rights for legal casino gaming venues or other lawful gaming establishments in any form in at least one country in the world or in at least one State in the United States (“Exclusive Commercialization Rights”); provided that (i) any Game Play, which in the future, becomes either owned, patented, copyrighted (registered or unregistered), trademarked (registered or unregistered), leased, sold or licensed by SMI, or for which SMI obtains Exclusive Commercialization Rights shall become an SMI Game Play (it being understood however, that SMI has no obligation (x) to remove any Progressive Systems from a third party provider on such Game Play, (y) to terminate any agreement regarding a Progressive System from a third party provider on such Game Play, or (z) to make royalty payments to PGIC regarding a Progressive System from a third party provider on such Game Play); and (ii) any SMI Game Play which SMI subsequently either no longer owns, leases, distributes, licenses or has Exclusive Commercialization Rights, and to which SMI has lost all of its Intellectua1 Property rights to throughout the world (whether by transfer, expiration or invalidation) shall, as of such time, no longer be considered a SMI Game Play (it being understood however, that any PGIC System already installed or otherwise in use on any such SMI Game Play that ceases to be an SMI Game Play and which is generating revenue shall continue as if it is still an SMI Game Play until such PGIC System is removed). SMI Game Play does not include any Game Play of any of the Purchased Table Games.

“Software Assistance” means: the programming of Source Code and the creation of Executable Code in a Lab Ready form; and the changing of hardware designs and/or components in a Lab Ready form.

“Software Warrant Period” has the meaning ascribed in Section 9.2(a).

“Source Code” means the human-readable version of a software program that can be compiled into Executable Code.

“Specifications” means the State of the Art and the capabilities of a PGIC System as advertised and/or marketed by PGIC to End Users. In the case of Game Play which SMI requests PGIC to implement a PGIC System (“Game Specifications”), the Game

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Specifications shall include the dealing procedures, pay tables and the following with respect to any progressive award: the increment rate, the seed amount, and any other requested distribution of the wager used to fund a progressive award.

“State of the Art” means all of the following in regards to a PGIC System:

(a)	Capable of networking at least 100 Licensee Products, including the ability to have multi-property linkage otherwise known as a wide area progressive;

(b)	Generate reports of a PGIC System, including user and Licensee Product information;

(c)	Generate tax reports for each player who wins from the progressive pool;

(d)	A reasonably skilled technician following a published manual would be able to manually configure progressive pay tables; and

(e)	PGIC Systems speeds and/or capabilities existing in the most current version in End User casinos as of August 31, 2007, and not slowed and/or restricted as a result of Updates, Improvements, Customizations and/or the connection of more than one Table Game to a PGIC System.

“Successful Install Date” means the successful implementation of a Lab Ready Game Manager version of the applicable Game Specification pursuant to Section 5.1 of this Agreement.

“System Costs” means, in accordance with GAAP, actual non-recurring and recurring Table Hardware, shipping, labor, travel, overhead, compliance/laboratory fees, parts and service costs necessary to implement the PGIC Systems or Game Manager onto Table Games; provided, however, that such costs shall not include PGIC System or Game Manager installation costs or service, which are allocated in good faith by SMI or PGIC relating to the license, distribution or placement of the PGIC System, Game Manager and Table Hardware. The System Costs is further described in Exhibit A with examples, which certain System Costs shall be subject to the Consumer Price Index (as published by the United States Department of Labor, Bureau of Labor Statistics) and adjusted on the anniversary of the Effective Date.

“Table Game” means any table game, including table games that are live and/or table games that are a multi-seat electronic methods of playing or simulating any table game (such as those electronic tables that are similar to SMI’s Table Master product), but which excludes for the sake of clarity any Progressive Systems. Provided, however that, the term Table Game shall be limited to live table games during the Term until PGIC terminates PGIC’s previous agreements with Table Max (attached in Exhibit F), including with a release to SMI to SMI’s reasonable satisfaction, which must occur within 150 days of the Effective Date.

“Table Hardware” means functionality located on or within the Table Game including but not limited to the following:

(a)	Non-RFID wagering accepting devices or methods, including but not limited to slots and spots;

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(b)	Aquarius Controller and/or any similar table controller; but shall not include: any such controller developed by PGIC as part of the PGIC CJS System that is not an Aquarius Controller;

(c)	dealer controls;

(d)	keypad assemblies;

(e)	coin return shoots or chutes

(f)	meters and/or other methods of displaying progressive amounts; and/or

(g)	wiring and/or harnesses to connect (a) through (f)

“Term” has the meaning ascribed in Section 12.1.

“Territory” means the world.

“Updates” means any and all bug fixes, patches, error corrections, work-arounds, upgrades, updates, enhancements, compliance upgrades, major or minor or maintenance versions or releases, improvements, revisions or other modifications of or to the Licensed Software and/or SMI Game Play.

“User Documentation” means the user documentation furnished to Licensee by Licensor for distribution along with the Licensed Software to End Users or the user documentation for Game Manager and/or Table Hardware furnished to Licensor by Licensee for distribution along with the Game Manager and Table Hardware to End Users.

2.	LICENSES

2.1	Licensed Software and User Documentation. Licensor grants to Licensee an exclusive (within the Field of Use; provided, however, that except as otherwise provided herein, such exclusivity in no way limits PGIC’s rights to develop, make, have made, use, sell, distribute, offer for sale, lease, import, export, or otherwise dispose of the PGIC Systems, nor shall it limit PGIC’s ability to deal directly with End Users for the placement, lease, license, sale, installation, maintenance, etc. of the PGIC CJS System), non-transferable (except as permitted under Section 14.2), terminable (but only in accordance with Section 12.2(a)), royalty-bearing license to reproduce, use, configure, install, perform, lease, display and/or distribute by all means now known or hereafter discovered tangible copies of the Licensed Software, the software associated with PGIC Non-CJS Systems and User Documentation, in Executable Code only, on a stand-alone basis or as integrated/bundled with the Licensee Products and Public Domain Games, directly to End Users in the Territory pursuant to an End User License Agreement that satisfies the requirements of Section 2.5 and solely within the Field of Use.

2.2

License Restrictions. Licensee acknowledges that the Licensed Software and its structure, organization, and Source Code constitute valuable trade secrets of Licensor and its suppliers. Accordingly, except as expressly allowed under Section 2.1 (if at all), Licensee and except in regards to the PGIC Transferred Products (including but

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not limited to Game Manager and the Table Hardware so transferred) agrees not to (a) modify, adapt, alter, translate, or create derivative works from the Licensed Software; (b) merge the Licensed Software with other software; (c) distribute, sublicense, lease, rent, loan, or otherwise transfer the Licensed Software (except to assign its rights in accordance with Section 13.1) to any third party; or (d) reverse engineer, decompile, disassemble, or otherwise attempt to derive the Source Code for the Licensed Software. Licensee must reproduce, on all copies made by or for Licensee, and must not remove, alter, or obscure in any way all proprietary rights notices (including copyright notices) of Licensor or its suppliers on or within the copies of the Licensed Software and the User Documentation furnished by Licensor to Licensee. If a Release Condition occurs under the Escrow Agreement, then Licensee may modify the Licensed Software to the extent necessary to maintain existing installations with End Users.

2.3	Trademark License. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee a non-exclusive, non-transferable (except as permitted under Section 13.1), terminable (but only in accordance with Section 11.3), royalty-free license (without the right to grant sublicenses) to use and reproduce the Licensor Marks solely in connection with marketing the Licensed Software in the Territory. Licensee agrees to state in appropriate places on all materials using the Licensor Marks that the Licensor Marks are trademarks of Licensor and to include the symbol ™ or ® as appropriate. Licensor grants no rights in the Licensor Marks other than those expressly granted in this Section 2.3. Licensee acknowledges Licensor’s exclusive ownership of the Licensor Marks. Licensee agrees not to take any action inconsistent with such ownership and to cooperate, at Licensor’s request and expense, in any action (including the conduct of legal proceedings) which Licensor deems necessary or desirable to establish or preserve Licensor’s exclusive rights in and to the Licensor Marks. Except for any trademarks or trade names currently being used by or are registered to Licensee, Licensee will not adopt, use, or attempt to register any trademarks or trade names that are confusingly similar to the Licensor Marks or in such a way as to create combination marks with the Licensor Marks. Licensee will provide Licensor with samples of all products and marketing materials that contain the Licensor Marks prior to their public use, distribution, or display for Licensor’s quality assurance purposes and Licensor shall approve or disapprove of such samples within fifteen (15) business days of Licensee’s submission. In the event Licensor fails to disapprove of such samples within said time period, such use, distribution, or display of Licensor Marks shall be deemed approved. Licensee agrees to make reasonable efforts to submit such samples as far in advance as possible. At Licensor’s request, Licensee will modify or discontinue any use of the Licensor Marks if Licensor determines that such use does not comply with Licensor’s then-current trademark usage policies and guidelines.

2.4

Ownership of Licensed Software. Nothing in this Section 2.4 shall limit and/or detract from SMI’s ownership rights in the PGIC Transferred Products including but not limited to: Game Manager and the Table Hardware which is a part of the PGIC Transferred Products. The Licensed Software, the software associated with PGIC Non CJS-Systems, and User Documentation, and all worldwide Intellectual Property

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Rights therein, are the exclusive property of Licensor and its suppliers. All rights in and to the Licensed Software and the software associated with the PGIC Non CJS-Systems not expressly granted to Licensee in this Agreement are reserved by Licensor and its suppliers. Except as may otherwise be provided in the Progressive License nothing in this Agreement will be deemed to grant, by implication, estoppel, or otherwise, a license under any of Licensor’s existing or future patents; Licensor agrees that it will not assert any of its rights under such patents against Licensee based upon the use, distribution, and sublicensing by Licensee or its licensees of the Licensed Software and/or the software associated with the PGIC Non-CJS Systems as permitted by this Agreement.

2.5	End User Agreements. Before distributing the Licensed Software and User Documentation to any End User, Licensee must enter into a binding written agreement with such End User containing at least the items as provided in Exhibit B (Form of End User Agreement). Licensee will enforce each such agreement with at least the same degree of diligence that Licensee uses to enforce similar agreements for its own products or other software products that it distributes, but in no event less than reasonable efforts. Licensee will immediately notify Licensor if Licensee becomes aware of any breach of any such agreement relating to the Licensed Software. Upon the termination of any such agreement, Licensee will use reasonable efforts to obtain from the End User all copies of the Licensed Software and User Documentation in such End User’s possession or control.

2.6	Cross Over Code License. SMI hereby grants PGIC a worldwide irrevocable, perpetual, assignable, sub-licensable limited license to the Cross Over Code only for the limited use in connection with PGIC Systems. Additionally, PGIC shall own the derivative works that PGIC creates from the Cross Over Code whether created in the past and/or in the future using the Cross Over Code; provided that such derivative work of the Cross Over Code is not a part of or related to the PGIC Transferred Products acquired by SMI, in which event such derivative work will be exclusive property of SMI, with a license to Licensor as provided above.

2.7	Game Manager License. During the Term of this Agreement, SMI hereby grants PGIC a worldwide, terminable (but only in accordance with Section 12.2(b), non-assignable, and non-transferrable (other than to an Acquirer of PGIC during the Term) sub-licensable (only to an End User) limited license to Game Manager transferred as part of PGIC Transferred Products (including the Aquarius Controller) for the limited use in connection with the PGIC Systems Field of Use.

2.8	Before distributing Game Manager and/or Table Hardware and User Documentation to any End User, PGIC must enter into a binding written agreement with such End User containing at least the items as provided in Exhibit B (Form of End User Agreement). PGIC will enforce each such agreement with at least the same degree of diligence that PGIC uses to enforce similar agreements for its own products or other software products that it distributes, but in no event less than reasonable efforts. PGIC will immediately notify SMI if PGIC becomes aware of any breach of any such agreement relating to Game Manager and/or Table Hardware. Upon the termination of any such agreement, PGIC will use reasonable efforts to obtain from the End User all copies of the and User Documentation in such End User’s possession or control.

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2.9	Derivative Works for Game Manager and Table Hardware:

Any derivative works and/or Design created by PGIC pursuant to the licenses granted in 2.7:

(a) Shall be owned by SMI;

(b) Shall be delivered to SMI within 30 days after the Source Code, Design and/or Executable Code is approved by any United States or Canadian regulatory agency and/or GLI as a result of a regulatory submission by PGIC;

(c) For which regulatory approval is not required shall be delivered to SMI within 90 days of the installation at an End User.

2.10	SMI hereby grants PGIC a worldwide irrevocable, perpetual, assignable, sub-licensable limited license to the Table Hardware transferred to SMI as a part of the PGIC Transferred Products only for the limited use in connection with PGIC CJS Systems. During the Term, PGIC has a license to Table Hardware for use on PGIC Non CJS Systems.

3.	DELIVERY

3.1	GENERALLY. PGIC shall deliver the Licensed Software to Licensee within five (5) days after the execution of this Agreement and the Closing of the Purchase Agreement, and pursuant to Article 5 below, shall work with SMI to have the PGIC Systems operational with SMI Game Play as provided herein.

3.2	SMI’S DELIVERY OBLIGATIONS. SMI shall provide PGIC with such information and materials (“SMI Materials”), and at such times, as reasonably requested by PGIC to enable PGIC to integrate the SMI Game Play with the PGIC Systems. The Game Specifications for several SMI Game Plays have already been provided. Any failure by SMI to provide such information or materials shall toll any delivery obligations of PGIC. In any such case, PGIC shall not be responsible for any reasonable delay in delivering items described in this Article 3 to the extent that such delay is directly attributable to SMI’s failure to provide SMI Materials. In the event any such failure to deliver SMI Materials would otherwise result in the payment obligations to PGIC hereunder to be delayed due to PGIC’s inability to meet its obligations hereunder, any such delay for twenty (20) days shall trigger SMI’s payment obligations hereunder and such amount shall be immediately due and payable.

4.	SUPPORT

4.1

By Licensee. Licensee will be solely responsible for performing, in a manner consistent with good industry practice, all installation, training, support, and other services requested or required by End Users who obtain Game Manager and/or Table Hardware from Licensee. During the Term and thereafter for Game Manager and/or

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Table Hardware connected to Game Manager under lease to End Users until such Game Manager and/or such Table Hardware is removed, SMI shall provide maintenance and service of, and End User training and liaison services with respect to such Game Manager and/or such Table Hardware to End Users has been distributed hereunder.

4.2	By Licensor. In consideration for the royalty payments provided for herein, Licensor will be solely responsible for performing, in a manner consistent with good industry practice, all installation, training, support, and other services requested or required by End Users who obtain the PGIC Systems and Table Hardware from Licensor. During the Term and thereafter for PGIC Systems under lease to End Users until such PGIC Systems are removed, PGIC shall provide, maintenance and service of and End User training and liaison services with respect to a PGIC System to End Users to whom a PGIC System has been distributed hereunder by PGIC or SMI.

(a)	During the Term, PGIC shall (at no charge during the Software Warranty Period, and at PGIC’s then-current rates after the Software Warranty Period), promptly provide all assistance reasonably requested by SMI to permit SMI to fully utilize its rights under this Agreement. Such assistance shall include, without limitation, the following: (i) ongoing telephone and email access to knowledgeable PGIC personnel who shall provide consultation and advice, as requested from time to time; (ii) onsite training of SMI personnel and/or End Users by qualified PGIC personnel, as the need requires; (iii) access to manufacturing equipment and processes at PGIC locations for observation and testing purposes; (iv) supervision of equipment installation at SMI’s or End Users’ locations; (v) initial and troubleshooting inspections by PGIC of equipment and manufacturing processes at SMI’s locations; and (vi) lists of present and potential suppliers.

(b)	During the Term and thereafter for PGIC Systems under lease to End Users until such Licensed Products are removed, PGIC shall provide (at no charge during the Software Warranty Period, and at PGIC’s then-current rates after the Software Warranty Period), with respect to the PGIC Systems: (i) Updates and Improvements; (ii) any application development that enables the PGIC Systems to operate as intended (including without limitation the integration and mobilization of the PGIC Systems to operate the Licensee Products, and the installation of the infrastructure to enable End Users to utilize the PGIC Systems with the Licensee Products); (iii) Tier 2 Support Services to SMI telephonically; (iv) Tier 3 Support Services to SMI and/or any End User for onsite PGIC Systems; and (v) maintenance and support as reasonably requested by SMI from time to time. For purposes of this Section 4.2, “Tier 2 Support Services” shall mean a Tier 1 Support Service that SMI is unable to resolve with the training provided by PGIC, and “Tier 3 Support Services” shall mean technical support, including but not limited to source code changes, provided by PGIC with respect to any PGIC Systems deficiencies, documentation deficiencies or training deficiencies.

(c)	Initial Training. At no additional cost (except for payment of expenses as provided below in subsection (d)), PGIC shall provide training on the use of the

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PGIC Systems, including without limitation, any Updates, Customizations and Improvements, to SMI’s sales representatives, programmers and technical support personnel at SMI’s location in Las Vegas, Nevada (or as otherwise agreed by the parties), covering sales, product and technical support topics. Such training shall be of sufficient quality and quantity to enable such personnel (i) to use all functions and to understand all features of the PGIC Systems for each Licensee Product and Public Domain Game, (ii) to copy, promote, market and distribute the PGIC Systems for each Licensee Product and Public Domain Game, and (iii) for technical support employees, to provide support to SMI’s distributors, resellers and End Users.

(d)	Expenses. In connection with training provided by PGIC hereunder, SMI shall pay for all reasonable and documented travel and lodging expenses, of PGIC personnel.

5.	FEES, ROYALTIES, AND PAYMENT

5.1	Advance. SMI shall pay PGIC a $3 million, fully recoupable advance (the “Advance”) credited against royalties that are earned and received by SMI and that are otherwise due to PGIC from SMI. Such Advance shall be due and payable by SMI within ten (10) business days after the Effective Date.

5.2	Royalties.

(a)	SMI Game Play. For SMI Game Play using the PGIC Systems or Game Manager, during the Term, provided that PGIC has not materially breached any of its obligations under this Agreement and subject to Sections 5.1, 5.2(d) and 5.3(a), SMI shall pay to PGIC a royalty, calculated on a monthly basis, the greater of: (i) fifteen percent (15%) of the GAAP Recurring Revenue, or (ii) $100 per month per such SMI Game Play (i.e. per Table Game) leased or licensed for use by an End User. Examples of the SMI Game Play royalty calculations are set forth in Exhibit C.

(b)	Non-SMI Game Play. For Non-SMI Game Play using the PGIC Systems or Game Manager during the Term, and provided that neither Party has materially breached any of its obligations under this Agreement and subject to Sections 5.1, 5.2(d) and 5.3(a), each Party shall pay to the other Party a royalty for such Party’s lease or license of such Non-SMI Game Play using the PGIC Systems or Game Manager. Such royalty shall be, calculated on a monthly basis, fifty percent (50%) of the GAAP Recurring Revenue.

(c)	Payments of Royalties. Each Party shall pay to the other Party the royalties under Sections 5.2(a) and 5.2(b), as applicable, within sixty (60) days following the end of each calendar quarter (i.e., sixty (60) days after March 30th, June 30th, September 30th and December 31st).

(d)	Purchased Table Games. Notwithstanding the foregoing or anything to the contrary in this Agreement, no royalties shall be paid for any use of any PGIC

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System and/or Game Manager on any Purchased Table Games. Any payments for Purchased Table Games shall be addressed in the Purchase Agreement. This exclusion from the payment of royalties includes additional placement of such Purchased Table Games by SMI. For example, if SMI places a new Progressive Texas Hold ‘em® game using PGIC Systems or Game Manager, no royalty payment shall be due from SMI to PGIC under this Agreement, and shall be addressed in the Purchase Agreement.

(e)	Uncontemplated Situations. In cases where an End User’s installation of a Progressive System for which royalties are due under this Agreement and involves a form of transaction not contemplated by this Agreement such as a sale as opposed to lease of a Progressive System, the parties may agree by written amendment to this Agreement in regards to royalty calculations.

(f)	Installation costs for PGIC CJS Systems. In a situation where SMI leases a PGIC CJS System to an End User, PGIC may charge an installation fee (i.e. time, materials, airfare, etc.) as a pass through to an End User and if the End User decides not to pay 100% of said installation fee, then: (i) PGIC may in PGIC’s sole discretion waive all or part of the installation fee; or (ii) if PGIC fails to waive the installation fee to the satisfaction of the End User, then the pricing of such PGIC Systems may be considered not to be competitive as provided for in Section 6.4(c).

(g)	Each Party covenants that it shall price the Game Play using the PGIC Systems or Game Manager, as applicable, in light of competitive and market conditions and the other factors that each Party uses to price its similar Game Play to similarly-situated customers, and not with the motive of minimizing the amount of the Incremental Recurring Revenue to either Party.

(h)	SMI will pay to PGIC a royalty, calculated on a monthly basis, equal to $25 per month per such SMI Game Play (i.e., per Table Game) leased or licensed for use by an End User in connection SMI’s use of current inventory on order and in existence for which SMI installs a Progressive System other than a PGIC System or Game Manager. Such inventory shall not exceed 110 Table Games.

5.3	Reduction In Royalties.

(a)	Royalty Credit. After full recoupment of the Advance, SMI shall be credited and shall deduct fifty percent (50%) of the royalties that are earned and received by SMI and that are otherwise due to PGIC by SMI until the total of $1.75 million is recouped by SMI over a maximum of a ten (10) year period (the “Royalty Credit”).

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(b)	System Costs. System Costs incurred and calculated on a monthly basis and paid by each Party may, in such Party’s sole discretion, be applied in whole or in part against the GAAP Recurring Revenue for any period.

(c)	Third Party Licenses and Payments. SMI shall be entitled to deduct from any payments due hereunder all royalties or any such other amounts that it is required to pay in connection with any license or immunity from suit arising out of any claim of infringement, misappropriation or other conflict with the Intellectual Property Rights of a third party that is entered into by SMI in order to exercise any right or license granted hereunder to SMI.

5.4	Reporting and Audit Rights. The parties shall provide to the other party quarterly royalty reports sixty (60) days after the end of each calendar quarter, calculated on a monthly basis, which shall include (i) Incremental Recurring Revenue, (ii) Systems Costs incurred and deducted from the Incremental Recurring Revenue, (iii) any offset or recoupment amount deducted from royalties, and (iv) actual payments of royalties made to a party. Each party, through an independent certified public accounting firm reasonably acceptable to the other party, shall have the right, at the auditing party’s expense, to audit the other party’s books and records solely for the purpose of determining the accuracy of any royalty payments due and payable hereunder; provided that the auditing party provides the other party with ten (10) business days prior written notice, and such audit is conducted during the other party’s normal business hours. Such audits may be conducted no more than once per twelve (12) month period. Any information obtained as a result of such audits shall be maintained by the independent certified public accounting firm in confidence, and only disclosed to the auditing party to the extent necessary for the auditing party to collect any underpayment or to use such information in an action to enforce any rights or obligations under this Agreement.

5.5	Taxes. Both parties will be responsible for and will indemnify and hold each other harmless from payment of all taxes (other than taxes based on a party’s income), fees, duties, and other governmental charges, and any related penalties and interest, arising from the payment of fees and royalties to either party under this Agreement or the delivery, lease, license or other placement of the PGIC Systems. Both parties will make all payments of fees and royalties to each party free and clear of, and without reduction for, any withholding taxes; any such taxes imposed on payments of fees and royalties to a party will be that party’s sole responsibility, and each party will provide the other with official receipts issued by the appropriate taxing authority, or such other evidence as the each party may reasonably request, to establish that such taxes have been paid.

5.6	Records. At all times during the Term, and for at least three (3) years after the termination of this Agreement, Licensee and Licensor will maintain at their respective principal places of business complete and accurate records with respect to Licensor’s and Licensee’s activities pursuant to this Agreement, including a complete list of all copies of the Licensed Software, Game Manager, Table Hardware and User Documentation made or distributed by Licensee and Licensor and a complete list of End User names, addresses and primary contacts and all data needed for verification of amounts to be paid to Licensor and Licensee under this Agreement.

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6.	LICENSEE’S OTHER OBLIGATIONS

6.1	Intentionally Omitted.

6.2	Compliance with Laws. Licensee and Licensor will each maintain high standards of professionalism and will at all times comply with all applicable laws and regulations and refrain from any unethical conduct or any other conduct that tends to damage the reputation of the other party, or the Licensed Software in marketing and distributing the Licensed Software.

6.3	Staffing. Licensee and Licensor will each maintain a staff of sales and technical support personnel reasonably sufficient to meet the needs of its End Users and potential customers. Licensee will ensure that such personnel are properly trained with regard to Game Manager and Table Hardware. Licensor will ensure that such personnel are properly trained with regard to the PGIC Systems, Game Manager and Table Hardware.

6.4	SMI Loyalty.

(a)	During the Term and provided that PGIC has not materially breached any of its obligations under this Agreement, and subject to the other provisions of this Agreement including without limitation paragraph 6.4(b) hereof SMI shall use PGIC as its exclusive provider of all Progressive Systems (including PGIC Systems) placed on Licensee Products leased, licensed, distributed or placed by SMI or its authorized agents, for all local area progressives and wide area progressives (“LAP/WAP”), on a worldwide basis; subject however to the conditions provided below, and provided that, nothing contained herein shall prohibit SMI from using Game Manager with respect to any Table Games, but subject to PGIC being paid the royalties to which it is entitled for such use of Game Manager as provided herein. Provided SMI is not otherwise in material breach of this Agreement, PGIC shall not, during the Term, provide Progressive Systems, including the PGIC Systems, to any third party gaming supplier for use with Table Games without the prior written consent of SMI, which consent shall be in SMI’s sole discretion. Nothing in this Agreement shall prohibit PGIC from providing casino customers with Progressive Systems, including the PGIC Systems.

(b)

Notwithstanding anything contained herein to the contrary, it is expressly agreed and acknowledged by PGIC (i) that SMI has certain distribution responsibilities regarding the DEQ Progressive System and that SMI will, concurrently with the existence of this Agreement, also be selling, leasing, marketing and exploiting DEQ Progressive System which may also include the following: displaying DEQ Progressive System at gaming shows, and/or printing and/or distributing marketing materials via the internet, electronically and/or in printed copies, (ii)

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that the ultimate success of the PGIC Systems will be determined by the marketplace and that SMI has not made and does not hereby make any representations, warranties or promises that the PGIC Systems or this Agreement will generate any specific amount of royalties, or any amount, at all, of royalties; (iii) SMI may, without PGIC’s prior written consent, (x) place Progressive Systems by other third party providers (including without limitation DEQ products) (1) to Excluded Table Games, (2) to SMI Game Play and Public Domain Game Play upon any existing and future End User’s request, or (3) to SMI Game Play and Public Domain Game Play if PGIC fails to meet the exclusivity provisions contained in Section 6.4 (c) below, (y) place PGIC Systems on Table Games by third parties, unless PGIC is providing such PGIC Systems to such third party, and/or (z) place Progressive Systems on any Table Game using PGIC Transferred Products including but not limited to Game Manager and/or Aquarius Controller. Licensee may in its sole discretion give preferential treatment in regards to the marketing, leasing or otherwise placing as between Game Manager and PGIC Systems. For example, if Licensee decides to only show customers Game Manager as opposed to the PGIC Systems, then Licensee is in full compliance with Article 6 of this Agreement PGIC shall not be entitled to any royalties for placement by SMI of the DEQ Progressive System or any other Progressive Systems under subsection (iii) above. Neither Licensor nor Licensee are under any obligation to lease or otherwise place a minimum number of PGIC Systems and any obligation to and any implied obligation to do so is hereby expressly negated. Licensee is not obligated to lease or otherwise place a minimum number of Game Manager and any obligation to and any implied obligation to do so is hereby expressly negated.

(c)	The exclusivity provisions provided for in this Section 6.4 shall be subject to each of the following: (i) the pricing of such PGIC Systems shall be competitive (which means the pricing shall be related to the quality of the PGIC Systems as compared to any other Progressive Systems, and does not necessarily have to be less than a Progressive System with similar capabilities to a PGIC System (e.g. a Mercedes priced at $65,000 may be deemed competitive to a Hyundai priced at $30,000 due to the difference in quality despite having similar or identical features); (ii) PGIC shall deliver such PGIC Systems on a timely basis and consistent with first class quality production standards (which means the quality and timing for delivery of the PGIC Systems shall be comparable to any other Progressive Systems as currently in the marketplace at the time of installation); (iii) such PGIC Systems shall be consistent with current State of the Art technology and meet the End Users’ and SMI’s reasonable development requirements; (iv) such PGIC Systems shall meet all required regulatory approvals within a reasonable timeframe (which means the timeframe for regulatory approvals for the PGIC Systems shall be comparable to any other Progressive Systems seeking approvals at such time); and (v) existing and future End Users’ preference for Progressive Systems by third party providers.

(e)	Provided PGIC is not materially in breach of this Agreement, Licensee agrees that during the Term, except for (i) the DEQ Progressive System, (ii) Game Manager

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(iii) any Progressive Systems that are placed as an exception to PGIC’s exclusivity hereunder, and (iv) any existing SMI inventory or Progressive Systems it will not develop, market, promote, solicit orders for, offer for sale or license, or distribute in any manner, directly or indirectly, any Progressive Systems that are competitive with the PGIC Systems. For purposes of this Section 6.4(e), any software product (other than as otherwise permitted above) that is substantially similar to the PGIC Systems in features and functionality will be considered a competitive product.

6.5	PGIC Loyalty.

(a)	Provided SMI is not otherwise in material breach of this Agreement, PGIC shall not, during the Term, provide Progressive Systems, including the PGIC Systems, Game Manager and Table Hardware, to any third party gaming supplier for use with Table Games without the prior written consent of SMI, which consent shall be in SMI’s sole discretion.

(b)	Provided SMI is not otherwise in material breach of this Agreement, PGIC shall not, during the Term, provide Progressive Systems, including the PGIC Systems, Game Manager and Table Hardware on a Table Game using SMI Game Play or on a Table Game using any Game Play which is the same or substantially similar to any SMI Game Play regardless of whether Intellectual Property Right are in force in any jurisdiction, without the prior written consent of SMI, which consent shall be in SMI’s sole discretion

7.	CONFIDENTIALITY

7.1

Confidential Information. Each party (the “Disclosing Party”) may from time to time during the Term disclose to the other party (the “Receiving Party”) certain information regarding the Disclosing Party’s business, including technical, marketing, financial, employee, software, hardware, Design, planning, and other confidential or proprietary information (“Confidential Information”). A Receiving Party shall not disclose any Confidential Information of the Disclosing Party to any third Person, except to its employees, agents, advisers and consultants who have a reasonable need to know such information in connection with the performance of this Agreement. Before disclosing any Confidential Information of the Disclosing Party to any such employee, agent, adviser or consultant, the Receiving Party shall advise such Person of the confidentiality provisions hereof and obtain the commitment of such Person to abide thereby. In any case, the Receiving Party shall be responsible to the Disclosing Party for any violation of the terms hereof by any of the employees, agents, advisers or consultants of the Receiving Party. In addition to the foregoing, the Receiving Party shall safeguard the Confidential Information of the Disclosing Party with the same degree of care that it utilizes to safeguard its own proprietary information of a similar character, and in any case shall use reasonable care to safeguard such Confidential Information. No Receiving Party shall use Confidential Information of the Disclosing Party except in the furtherance of this Agreement, unless otherwise expressly authorized to do so in writing by the Disclosing Party. If compelled by

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subpoena, requests for the production of documents, court order or requests by a regulatory body to which a party is subject to produce any Confidential Information of the Disclosing Party, the Receiving Party shall promptly contact the Disclosing Party, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the Disclosing Party to preserve the confidentiality of such information consistent with applicable laws. In the event a party is required by law to disclose any Confidential Information, such party shall promptly notify the other party in writing.

7.2	Residuals. Nothing in this Agreement is intended to preclude either party from using Residual Knowledge. The term “Residual Knowledge” means ideas, concepts, know-how, or techniques related to the Disclosing Party’s technology that are retained by the unaided memories of the Receiving Party’s employees who have had access to Confidential Information consistent with the terms of this Agreement. An employee’s memory will be considered to be unaided if the employee has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it. The Receiving Party’s use of Residual Knowledge is subject to valid patents, copyrights, trade secrets and semiconductor mask work rights of the Disclosing Party.

7.3	Exceptions. The Receiving Party’s obligations under Section 7.1 with respect to any Confidential Information of the Disclosing Party will terminate if such information: (a) was already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party; (b) was disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the Receiving Party has become, generally available to the public; or (d) was independently developed by the Receiving Party without access to, or use of, the Disclosing Party’s Confidential Information. In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is (i) approved in writing by the Disclosing Party, (ii) necessary for the Receiving Party to enforce its rights under this Agreement; or (iii) required by law or by the order of a court or administrative body, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

7.4	Return of Confidential Information. The Receiving Party will either, at its option, return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving Party’s possession or control and permanently erase all electronic copies of such Confidential Information promptly upon the written request of the Disclosing Party or the expiration or termination of this Agreement, whichever comes first. At the Disclosing Party’s request, the Receiving Party will certify in writing signed by an officer of the Receiving Party that it has fully complied with its obligations under this Section 7.4.

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7.5	Confidentiality of Agreement. Neither party will disclose any terms of this Agreement to anyone other than its Affiliates, attorneys, accountants, and other professional advisors under a duty of confidentiality except (a) as required by law or (b) pursuant to a mutually agreeable press release or (c) in connection with a proposed merger, financing, or sale of such party’s business (provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably satisfactory to the other party to this Agreement).

8.	REGULATORY COMPLIANCE.

8.1	Generally. Performance of this Agreement in each jurisdiction is contingent upon each Party possessing or receiving any necessary initial and continuing approvals and licenses from the regulatory authorities in each of the jurisdictions where the Parties operate and that have jurisdiction over the Parties or the subject matter of this Agreement. Notwithstanding any other provision contained herein to the contrary, where SMI is legally able to do so, SMI with PGIC’s assistance shall be responsible, at SMI’s sole cost, for obtaining any product approval, including without limitation compliance upgrades subject to PGIC’s Software Assistance under Section 14.2, for any applicable laws or from any regulatory authority in a particular jurisdiction with respect to Game Manager and Table Hardware. Notwithstanding any other provision contained herein to the contrary, where SMI is not legally able to do so, PGIC shall be responsible, at PGIC’s sole cost, for obtaining any product approval, including without limitation compliance upgrades, for any applicable laws or from any regulatory authority in a particular jurisdiction with respect to Game Manager and Table Hardware. As to the PGIC Systems, PGIC, at PGIC’s sole cost, shall be responsible for obtaining any product approval, including without limitation compliance upgrades, for any applicable laws or from any regulatory authority in a particular jurisdiction.

8.2	Obligations. Each party shall cooperate with any requests, inquiries, or investigations of any regulatory authorities or law enforcement agencies in connection with either: (i) SMI or PGIC; or (ii) this Agreement requiring any regulatory approval. If any gaming license or approval necessary for either party (as opposed to a product approval) to perform under this Agreement is denied, suspended, or revoked, this Agreement shall terminate immediately and no party shall have any additional rights hereunder, provided, however, that if the denial, suspension, or revocation affects performance of this Agreement in part only (e.g., in only a small number of jurisdictions), the parties shall continue to perform under this Agreement to the extent it is unaffected by such denial, suspension, or revocation.

8.3

Compliance. The parties each acknowledge that each party: (i) operates under privileged licenses in a highly regulated industry; and (ii) maintains a compliance program to (a) protect and preserve its name, reputation, integrity, and goodwill through a thorough review and determination of the integrity and fitness, both initially and thereafter, of any Person that performs work for either party, or with which those companies are otherwise associated, and (b) to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions

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around the world. Each party shall cooperate with the other party and its compliance department and/or committee as reasonably requested and provide the relevant department and/or committee with such information as it may reasonably request on appropriate written notice. Either party may terminate this Agreement in the event that either party or its respective compliance committee discovers facts with respect to the other party or to this Agreement that would, in the reasonable opinion of that party and/or its committee, jeopardize the gaming licenses, permits, or status of that party, with any gaming commission, board, or similar regulatory or law enforcement authority. In any such event, the parties shall provide written notice of, and attempt to resolve, any problems and concerns relating to such fact.

8.4	Excluded Jurisdiction. In no event shall PGIC receive any revenues of any kind generated from lease or license of PGIC Systems or Game Manager from jurisdictions that require PGIC to be licensed in order to receive such revenues and where PGIC is not so licensed (“Excluded Jurisdiction”), unless and until PGIC is licensed by the gaming authorities in those jurisdictions and is in compliance with all applicable gaming regulations so that SMI may legally pay PGIC such revenue. All revenues from the PGIC Systems or Game Manager received and earned by SMI from legal gaming entities in any Excluded Jurisdiction shall be the sole property of SMI, and PGIC shall have no interest therein unless allowed by law. In the event that PGIC becomes licensed in an Excluded Jurisdiction, SMI shall pay PGIC the royalties earned and received hereunder to the extent arising after such license becomes effective. Additionally, SMI agrees to pay PGIC any royalties earned and received that would have been paid on Incremental Recurring Revenue collected in an Excluded Jurisdiction prior to PGIC’s becoming licensed in said jurisdiction if said payments are confirmed in writing by the jurisdiction as a legal payment. In no event shall the fact that PGIC may not be legally able to share revenues in an Excluded Jurisdiction in any way affect, reduce, modify or amend any of the rights granted to SMI in this Agreement. In the event a jurisdiction becomes an Excluded Jurisdiction, SMI will meet and confer with PGIC to find, under applicable gaming Laws, a way to share revenue or make payment to PGIC legally. Any agreement reached must be legal.

9.	WARRANTIES

9.1	Warranties by Both Parties. Each party warrants that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on such party’s behalf has been duly authorized and empowered to enter into this Agreement. Additionally, each party shall be responsible for its employees’ compliance with the other party’s policies while such employees are on the other party’s premises.

9.2	Licensor’s Warranties

(a)

Performance. For the term of the End User’s license to the Licensed Software and the PGIC Systems, (the “Software Warranty Period”), Licensor warrants that the Licensed Software and/or the PGIC Systems, when used as permitted under

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this Agreement and in accordance with the instructions in the User Documentation (including use on a computer hardware and operating system platform supported by Licensor), shall operate substantially as described in the Specifications. During the Software Warranty Period, Licensor warrants that use of the Licensed Software and/or the PGIC Systems shall be error-free or uninterrupted. Licensor shall, at its own expense use commercially reasonable efforts to correct any reproducible error in the Licensed Software reported to Licensor by Licensee in writing during the Software Warranty Period. Any such error correction provided to Licensee shall not extend the original Software Warranty Period. The Software Warranty Period will be suspended while: the End User is not paying PGIC and/or SMI invoices related to the PGIC System within 90 days of receipt of the invoice; and/or SMI is in material breach of its obligations under Section 5.2 above.

(b)	PGIC’s Ownership of the Licensed Software. PGIC owns all right, title and interest to the Licensed Software, free and clear of any liens, encumbrances, or claims that would in any way interfere with or hinder any of SMI’s rights under this Agreement. The Licensed Software owned by PGIC is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to previous written license agreements, which shall in no event interfere with or hinder SMI’s rights under this Agreement.

(c)	Completeness of the Licensed Software. PGIC represents and warrants that the Licensed Software constitutes all of the intellectual property and technology which is part of, related to, incidental to, or otherwise needed to fully practice the Licensed Software. PGIC has not and will not itself use or license the Licensed Software to any third party for use on or in connection with SMI Game Play or on a Table Game using any Game Play which is the same or substantially similar to any SMI Game Play regardless of whether Intellectual Property Right are in force in any jurisdiction without prior consent from SMI, which consent shall be in SMI’s sole discretion.

(d)	No Misuse of or Claims regarding Licensed Software. To the best of PGIC’s Knowledge none of the Licensed Software has been misused, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Licensed Software has been made, is currently outstanding or is threatened, and there are no grounds for the same.

(e)	Maintenance of the Licensed Software. PGIC has taken all necessary and desirable actions to maintain and protect all of the Licensed Software owned by PGIC and as provided above and subject to other provisions herein, will continue to maintain and protect all of the Licensed Software so as not to materially adversely affect the validity or enforceability thereof.

(f)

No Known Infringement by PGIC. To the best of PGIC’s Knowledge PGIC has not infringed, misappropriated or otherwise conflicted with, and the use of the Licensed Software as currently conducted or as contemplated for use hereunder

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by SMI will not infringe, misappropriate or otherwise conflict with, any Intellectual Property of any third party, and there are no facts that indicate a likelihood of any of the foregoing and PGIC has not received any notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party). Additionally, to the best of PGIC’s Knowledge no loss or expiration of any of the Licensed Software is threatened, pending or reasonably foreseeable.

(g)	No Indemnification to Third Parties. PGIC has not agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to any Licensed Software.

(h)	No Known Infringement by Third Parties. To the best of PGIC’s Knowledge no third party has infringed, misappropriated or otherwise conflicted with any of the Licensed Software and there are no facts that indicate a likelihood of any of the foregoing.

(i)	No Litigation Claims. There is no litigation or claims existing, pending, or to the best of PGIC’s Knowledge, threatened, regarding or against the Licensed Software.

(j)	Disclaimer of Warranty. THE EXPRESS WARRANTIES IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE LICENSED SOFTWARE OR THE USER DOCUMENTATION, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS. LICENSEE ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT AND THAT NO WARRANTIES ARE MADE BY ANY OF LICENSOR’S SUPPLIERS.

9.3	Warranties Made by Licensee. With respect to such written End User warranties provided to Licensee by Licensor, Licensee will not make or publish any false or misleading representations, warranties, or guarantees on behalf of Licensor or its suppliers concerning the Licensed Software and/or the PGIC Systems that are inconsistent with any End User warranties and made by Licensor concerning the Licensed Software and/or the PGIC Systems without Licensor’s specific prior written approval. Licensee has the right to assume, until notified otherwise, the truth of representations, warranties, and/or guarantees on behalf of Licensor or its suppliers concerning the Licensed Software and/or the PGIC Systems contained in the Licensor’s advertising and/or marketing materials.

9.4

Allocation of Risks. The representations, warranties, covenants and agreements made herein, together with the indemnification provisions in this Agreement, are intended among other things to allocate the economic cost and the risks inherent in this Agreement and accordingly, a Party shall be entitled to the indemnifications or

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other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce such indemnification or any remedy knew or had reason to know of such breach.

10.	INDEMNIFICATION

10.1	Indemnification by Licensee. Licensee agrees to defend, indemnify and hold harmless Licensor and its Affiliates from and against any claims, liabilities, losses, suits, damages, actions or proceedings (including, without limitation, any attorneys’ fees and costs and expenses (each, a “Loss”) brought by third parties (including any End User) resulting from or relating to any of the following except if any of the following relate to the negligence of Licensor:

(a)	any breach by Licensee of its obligations, duties, or responsibilities under this Agreement;

(b)	any actions or omissions on the part of Licensee in reproducing, marketing or distributing the Licensed Software or the PGIC Systems;

(c)	patent infringement (contributory, direct, inducement or otherwise) as a result of the Licensed Software being combined with a part of the Table Hardware which has been modified by SMI after the Effective Date;

(d)	any representations, warranties, guarantees, or other written or oral statements made by or on behalf of Licensee relating to the Licensed Software; and /or

(e)	any claims against Licensor made by End Users who receive the Licensed Software and/or the PGIC Systems from Licensee except for claims that the Licensed Software and/or PGIC Systems Infringe IP.

10.2	Indemnification by Licensor. Licensor agrees to defend, indemnify and hold harmless Licensee and its Affiliates from and against any Loss brought by third parties (including any End User) resulting from or relating to any of the following:

(a)	any breach by Licensor of its obligations, duties, or responsibilities under this Agreement;

(b)	any actions or omissions on the part of Licensor in reproducing, coding, manufacturing, marketing or distributing the Licensed Software or the PGIC Systems which Infringe IP;

(c)	patent infringement (contributory, direct, inducement or otherwise) as a result of the Licensed Software being combined with the Table Hardware as the Table Hardware exists as of the Effective Date;

(d)	any representations, warranties, guarantees, or other written statements made by or on behalf of Licensor relating to the Licensed Software; and/or

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(e)	any claims against Licensee made by End Users who receive the Licensed Software and/or the PGIC Systems from Licensor.

10.3	Notice and Procedure for Loss. Upon receipt of notice, whether formal or informal, direct or indirect, of any Loss for which indemnification may be available under this Article 10 the indemnified party shall promptly notify the indemnifying party of any such Loss and the indemnifying party, upon notice by the indemnified party, shall promptly defend and continue the defense of such Loss at the indemnifying party’s expense. If the indemnifying party fails to undertake and continue such defense, the indemnified party shall have the right (but not the obligation) to make and continue such defense as it considers appropriate, and the expenses and costs thereof, including but not limited to attorneys’ fees, out of pocket costs and the costs of an appeal and bond thereof, together with the amounts of any judgment rendered against the indemnified party, shall be paid by the indemnifying party upon demand. Nothing herein shall prevent the indemnified party from defending, if it so desires in its own discretion, any such Loss at its own expense through its own counsel, notwithstanding that the defense thereof may have been undertaken by the indemnifying party. The indemnifying party shall not settle a claim or suit against the indemnified party unless such settlement is solely for money damages for which the indemnified party is fully indemnified.

10.4	Manner of Payment. Any indemnification of either Party pursuant to this Section 10.4 shall be effected by wire transfer of immediately available funds from either Party to an account designated by the other Party within ten (10) days after the determination thereof. Any such indemnification payments shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 360, from the date any such Loss is suffered or sustained to the date of payment. Either Party shall be entitled to (but shall not be required to) set off any amounts due or payable to the other Party pursuant to this Section 10.4 against any amounts otherwise due and payable by the other Party in accordance with the following priority: (i) first, by setting off against any royalty payments otherwise due and payable to such Party pursuant to Sections 5.2(a) and 5.2(b) hereof as specified therein, and (ii) second, by setting off against any other amounts otherwise due and payable by such Party. Such Party’s exercise of its rights of set-off under this Agreement shall not limit or restrict its other legal remedies including remedies for breach, indemnification, tort or any other applicable cause of action or remedy.

11.	Limitation of Liability. Except for either Party’s indemnification obligations under Article 10 in no event shall either Party be liable for any consequential, indirect, exemplary, special or incidental damages, including any lost data and lost profits incurred by the other Party arising from or relating to this Agreement. Each Parties’ suppliers will have no liability of any kind under or as a result of this Agreement. The foregoing limitations of liability are independent of any exclusive remedies for breach of warranty set forth in this Agreement.

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12.	TERM AND TERMINATION

12.1	Term. Unless earlier terminated pursuant to Section 12.2, the “Initial Term” of this Agreement will begin on the Effective Date and will conclude after a period of 5 years. This Agreement will automatically be extended for successive “Renewal Terms” of 5 years each unless either party gives written notice of non-renewal at least 90 days before the expiration of the then-current term; provided, however, Licensor shall not be entitled to terminate this Agreement upon the expiration of the Initial Term unless SMI has first fully recouped the Advance as provided in Section 5.1 and the Royalty Credit as provided in Section 5.3(a) unless it fully reimburses SMI for any such remaining un-recouped amounts. The Initial Term and any Renewal Terms are collectively referred to herein as the “Term.”

12.2	Termination.

(a)	Termination by Licensor. Licensor may terminate this Agreement, effective immediately upon written notice of such termination (in compliance with the terms hereof) to Licensee, if (a) Licensee materially breaches any provision in Section 2.2 and does not cure the breach within thirty (30) days after receiving written notice thereof from Licensor, (b) Licensee fails to pay any portion of the fees or royalties when due under this Agreement within thirty (30) days after receiving written notice from Licensor that payment is due, (c) Licensee materially breaches any other provision of this Agreement and does not cure the breach within thirty (30) days after receiving written notice thereof from Licensor, or (d) Licensee enters into a Change of Control transaction involving Paltronics, Inc. or any Affiliate or acquirer of Paltronics, Inc. Notwithstanding the above subsections (a) – (c), Licensee shall not be deemed in default of this Agreement unless there is breach and Licensee fails to cure such breach as required herein.

(b)	Termination by Licensee. Licensee may terminate this Agreement, effective immediately upon written notice of such termination (in compliance with the terms hereof) to Licensor, if (a) Licensor materially breaches any provision in Section 2.1 and does not cure the breach within thirty (30) days after receiving written notice thereof from Licensee, (b) Licensor fails to pay any portion of the fees or royalties when due under this Agreement within thirty (30) days after receiving written notice from Licensee that payment is due, (c) Licensor materially breaches any other provision of this Agreement and does not cure the breach within thirty (30) days after receiving written notice thereof from Licensee.

12.3	Effects of Expiration or Termination

(a)

Payment; Licenses; Licensed Software. Upon termination or expiration of this Agreement for any reason, any amounts owed to either Party under this Agreement before such termination or expiration will be immediately due and payable, all licensed rights granted in this Agreement will immediately cease to exist, and Licensee must promptly discontinue all further use of the Licensor

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Marks and all further use, reproduction, and distribution of the Licensed Software and/or the PGIC CJS Systems, except that (i) Licensee may keep one (1) copy of the Licensed Software and User Documentation solely for use by Licensee to support existing End Users, (ii) unless Licensor has terminated this Agreement pursuant to Section 12.2(a), Licensee may fulfill existing orders from End Users and, for up to 12 months after the effective date of expiration or termination, distribute its existing inventory of the Licensed Software and/or PGIC CJS Systems, and (iii) Licensee must destroy or return to Licensor all copies of the Licensed Software that the Licensee is not entitled to keep pursuant to this Section 12.3(a) and certify to Licensor in writing signed by an officer of Licensee that it has fully complied with this requirement. Notwithstanding anything contained herein to the contrary, upon any termination or expiration of this Agreement (whether prior to or at the end of the Initial Term), any PGIC System and/or Game Manager already installed or otherwise in use and which is generating revenue at the time of any termination or expiration shall remain installed or otherwise continue in use, provided that each Party continues to pay the applicable royalties pursuant to Article 5 for such PGIC System and/or Game Manager.

(b)	Upon termination or expiration of this Agreement for any reason, PGIC must promptly discontinue all further use, reproduction, and distribution of Game Manager, except that (i) PGIC may keep one (1) copy of any software and Design associated with Game Manager solely for use by PGIC to support existing End Users, (ii) unless SMI has terminated this Agreement pursuant to Section 12.2(b), PGIC may fulfill existing orders from End Users and, for up to 12 months after the effective date of expiration or termination, distribute its existing inventory of Game Manager, and (iii) PGIC must destroy or return to SMI all copies of the Design and software that PGIC is not entitled to keep pursuant to this Section 12.3(b) and certify to SMI in writing signed by an officer of PGIC that it has fully complied with this requirement.

(c)	End User Agreements. End User agreements granted by Licensee or its Licensor in accordance with this Agreement shall survive the expiration or termination of this Agreement in accordance with their terms of such End User agreements.

(d)	Survival. Article 1 (Definitions), Section 2.2 (License Restrictions), Section 2.4 (Ownership of Licensed Software), Article 7 (Confidential Information), Article 9 (Warranties), Article 10 (Indemnification), Article 11 (Limitation of Liability), Section 12.3 (Effects of Termination), Article 13 (Escrow Agreement) and Article 14 (General) shall survive expiration or termination of this Agreement for any reason. In addition, the expiration or termination of this Agreement shall not affect in any way the survival of any right, duty or obligation of any Party that is expressly stated elsewhere in this Agreement to survive the expiration or termination hereof.

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13.	Escrow Agreement. Within fifteen (15) business days after mutual execution of this Agreement, the parties shall enter into an Escrow Agreement in a form substantially similar to that attached as Exhibit E (the “Escrow Agreement”). Licensor shall deposit all the Licensed Software in accordance with the Escrow Agreement. Within forty-five days after completion of an approved version of the Licensed Software, Licensor shall deposit all Licensed Software that meets all of the following criteria: (1) the Source Code is approved by any United States or Canadian regulatory agency and or GLI; and (2) has not been deposited. Licensee shall equally share the cost of the escrowing of the Licensed Software and Licensee shall invoice Licensor for Licensor’s fifty percent share of the monies charged to Licensee by Iron Mountain under the Escrow Agreement.

14.	GENERAL

14.1	Export and Import Laws. Each Party will comply with all applicable export and import control laws and regulations in its use of the Licensed Software and/or the PGIC Systems and, in particular, Neither Party will export or re-export the Licensed Software and/or the PGIC Systems without all required United States and foreign government licenses. Each Party understands that the Licensed Software may contain encryption technology that may require an export license from the U.S. State Department. Each Party will defend, indemnify, and hold harmless the other Party from and against all fines, penalties, liabilities, damages, costs, and expenses incurred by a Party as a result of any violation of such laws or regulations by the other Party or any of its agents or employees.

14.2	Assignments. Licensee may not assign or transfer, by operation of law or otherwise, any of its rights under this Agreement (including its licenses with respect to the Licensed Software) or delegate any of its duties under this Agreement except for service obligations to any third party, other than Licensee’s Affiliates, without Licensor’s prior written consent, which consent shall not be unreasonably withheld, except: (1) pursuant to a transfer of all or substantially all of Licensee’s business and assets, or a line of Licensee’s business, whether by merger, sale of assets, sale of stock; (2) Change in Control and/or (3) otherwise subject to the limitations provided herein. Any attempted assignment or transfer in violation of the foregoing will be void. Any attempted assignment or transfer in violation of the foregoing will be void.

14.3	Notices. All notices, requests, demands or other communications hereunder, unless otherwise specifically set forth in this Agreement, shall be in writing, and shall be deemed to have been duly given if delivered in person, or when received if mailed by certified mail with return receipt requested, or otherwise actually delivered which includes the use of email. Notice shall be sent:

To SHFL:

Shuffle Master Inc.

Attn: General Counsel

1106 Palms Airport Drive

Las Vegas, Nevada 89119-3730

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To PGIC:

Progressive Gaming International Corporation

Attn: General Counsel

920 Pilot Road

Las Vegas, Nevada 89119

Either SMI or PGIC may change the address at which it receives written notice by so notifying the other Party in writing.

14.4	Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the state of New York, without regard to conflict of law provisions. Each of the parties submits to the exclusive jurisdiction of the courts located in the County of Manhattan in the state of New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Nothing in this Section14.4, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

14.5	Remedies. Except as provided in Article 9 (Warranties) and Article 10 (Indemnification), the parties’ rights and remedies under this Agreement are cumulative. Licensee acknowledges that the Licensed Software and/or the PGIC CJS Systems contains valuable trade secrets and proprietary information of Licensor, that any actual or threatened breach of Section 2.2 (License Restrictions) or Section 2.3 (Trademark License) or (as it relates to both Licensor and Licensee) Article 7 (Confidentiality) will constitute immediate, irreparable harm to Licensor and Licensee, as applicable, for which monetary damages would be an inadequate remedy, and that injunctive relief without the requirement of posting a bond is an appropriate remedy for such breach. If Licensee continues to distribute the Licensed Software after its right to do so has terminated or expired, Licensor will be entitled to immediate injunctive relief without the requirement of posting bond, including an order directing that any copies of the Licensed Software and/or any PGIC CJS Systems, or any portions thereof, that Licensee attempts to import into any country or territory be seized, impounded, and destroyed by customs officials. If any legal action is brought to enforce this Agreement, the prevailing Party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive.

14.6	Amendments/Waivers. No modification, amendment, supplement to or waiver shall be binding upon the Parties unless made in a writing signed by the Parties. A failure of a Party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

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14.7	Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect. Without limiting the generality of the foregoing, Licensee agrees that Article 11 (Limitation of Liability) will remain in effect notwithstanding the unenforceability of any provision in Section 9.2 (Licensor’s Warranties).

14.8	Construction. The headings of Sections of this Agreement are for convenience and are not to be used in interpreting this Agreement. As used in this Agreement, the word “including” means “including but not limited to.” The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any provision of this Agreement.

14.9	Counterparts and Facsimile. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument. This Agreement may be executed by facsimile.

14.10	Force Majeure. Any delay in the performance of any duties or obligations of either party (except the payment of money owed) will not be considered a breach of this Agreement if such delay is caused by a labor dispute, shortage of materials, fire, earthquake, flood, or any other event beyond the control of such Party, provided that such Party uses reasonable efforts, under the circumstances, to notify the other Party of the circumstances causing the delay and to resume performance as soon as possible.

14.11	Independent Contractors. Licensee’s relationship to Licensor is that of an independent contractor, and neither Party is an agent, partner or fiduciary of the other. Neither Party shall have any right to obligate or bind the other Party in any manner whatsoever, and, nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

14.12	Software Assistance. Licensor will provide Licensee with up to 300 hours of Software Assistance in regards to Game Manager and Table Hardware from the Effective Date through the end of calendar year 2008. Any additional Software Assistance beyond this initial 300 hours of Software Assistance through 2008 shall be billed at PGIC’s then-current rates. Any amount of time not used through 2008 shall not carry-over after 2008.

14.13	Expenses. Except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

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14.14	Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject hereof and supersedes all prior or contemporaneous agreements, understandings, and communication, whether written or oral with regard to the subject of this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Agreement supersedes, terminates or alters the terms and conditions of the Purchase Agreement or the Progressive License.

14.15	Retained Rights. The licensed rights granted herein (including the license of the Cross Over Code, Game Manager, Aquarius Controller and Table Hardware to Licensor) shall be deemed licenses of the “intellectual property” for purposes of the United States Code, Title 11, Section 365(n). In the event of Licensor’s or Licensee’s bankruptcy (whichever the case may be) and a subsequent rejection or disclaimer of this Agreement by a bankruptcy trustee or by such Licensor or Licensee as a debtor-in-possession (whichever the case may be), whether under the law of the United States or elsewhere, or in the event of a similar action under applicable law, the Licensee or the Licensor (whichever the case may be) may elect to retain its licensed rights, subject to and in accordance with the provisions of the United States Code, Title 11, Section 365(n) or other applicable law.

14.16	Assignment by Licensor. Licensor may assign all (but not less than all) of its rights, duties and obligations under this Agreement provided that the Licensor’s assignee meets the qualifications regarding licensing and other regulatory matters necessary to perform Licensor’s obligations under this Agreement, is financially able to perform Licensor’s obligations under this Agreement, and such Licensor’s assignee agrees in writing in advance of such assignment to assume all of the rights, duties and obligations of Licensor under this Agreement and promptly provides a copy thereof to Licensee. Any attempted assignment of this Agreement by Licensor not in accordance with this subsection shall be null and void.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LICENSOR		LICENSEE
SHUFFLE MASTER, INC.

By:	/s/ Robert B. Ziems	By:	/s/ Jerry Smith
Name:	Robert B. Ziems	Name:	Jerry Smith
Title:	Executive Vice President, General Counsel and Secretary	Title:	Senior Vice President and General Counsel

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